EXHIBIT 10.29

R.R. DONNELLEY & SONS COMPANY

PERFORMANCE UNIT AWARD (2004 PIP)

This Performance Unit Award (“Award”) is granted as of March 2, 2012 (the “Grant Date”), by R. R. Donnelley & Sons Company (the “Company”) to XXXXXXXXX (“Grantee”).

1. Grant of Award. The Company hereby credits to Grantee XXXXX stock units (the “Performance Units”), subject to the restrictions and on the terms and conditions set forth herein. This Award is made pursuant to the provisions of the R. R. Donnelley & Sons Company 2004 Performance Incentive Plan (“2004 PIP”). Capitalized terms not defined herein shall have the meanings specified in the 2004 PIP. Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2. Determination of Achievement; Distribution of Award.

(a) The number of shares of common stock, par value $1.25 per share, of the Company (the “Common Stock”) payable in respect of the Performance Units will be determined based on the attainment of Cumulative Calculated Cash Flow against the “Cumulative Calculated Cash Flow Matrix” as shown on Attachment A hereto. Promptly following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (or promptly following such earlier date as of which, pursuant to Section 4 hereof, to be made), the Committee (as defined in the 2004 PIP) shall determine the attainment against the Cumulative Calculated Cash Flow Matrix of the Company’s Cumulative Calculated Cash Flow.

(b) Distribution with respect to this Award shall be made to Grantee as soon as practicable following the determination described in (a) above but no later than 60 days thereafter. Distribution of this Award may be made in Common Stock, cash (based upon the fair market value of the Common Stock on the date of distribution) or any combination thereof as determined by the Committee.

3. Dividends; Voting.

(a) No dividends or dividend equivalents will accrue with respect to the Performance Units.

(b) Grantee shall have no rights to vote shares of common stock represented by the Performance Units unless and until distribution with respect to this Award is made in Common Stock pursuant to paragraph 2(b) above.

4. Treatment upon Separation or Termination.

(a) Notwithstanding any other agreement with Grantee to the contrary, if Grantee terminates his employment for Good Reason (as defined in the Grantee’s employment agreement) or the Company terminates the Grantee’s employment without Cause (as defined in the Grantee’s employment agreement) the Performance Units shall vest and be payable, if at all, on the same terms and conditions that would have applied had Grantee’s employment not terminated (i.e., performance measured on December 31, 2014).

(b) Notwithstanding any other agreement with Grantee to the contrary, if Grantee’s employment terminates by reason of death or Disability (as defined as “total and permanent”

disability under the Company’s long-term disability plan for senior executives), fifty percent of any unvested Performance Units shall vest and become payable, assuming the attainment of target performance (100% achievement) or, if greater, based on actual performance through the date of death or determination of Disability.

(c) If Grantee’s employment terminates by reason of retirement on or after age 65 or by reason of a Qualifying Retirement (together, “Retirement”), a pro-rated portion of the Performance Units shall vest and be payable, if at all, on the same terms and conditions that would have applied had Grantee’s employment not terminated (i.e., performance measured on December 31, 2014). The pro-rated portion of the Performance Units shall be determined by multiplying the total number of Performance Units by a fraction, the numerator of which is the total number of days between March 2, 2012 and the date of Grantee’s termination by reason of Retirement and the denominator of which is 1035. A “Qualifying Retirement” is defined as

(i) Grantee is an active participant in a Company sponsored retirement benefit plan and is eligible to commence benefits thereunder at the time of cessation of employment and the Company has not terminated Grantee’s employment for cause (a Grantee that is a participant in the Retirement Benefit Plan of R.R. Donnelley & Sons Company (the “RR Donnelley Pension Plan”) is eligible to commence benefits under the plan if Grantee is eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan, or would have been eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with R.R. Donnelley & Sons Company and/or any subsidiary at the time of cessation of employment);

(ii) Grantee is not an active participant in a Company sponsored retirement benefit plan but Grantee would have been eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with the Company and/or any subsidiary at the time of cessation of employment; or

(iii) a cessation of employment that the Committee determines is a Qualifying Retirement.

(d) Notwithstanding any other agreement with Grantee to the contrary, if Grantee’s employment is terminated by the Company for Cause or is terminated by Grantee other than for Good Reason or by reason of Retirement, any unvested Performance Units shall be forfeited.

5. Treatment upon Change in Control. Notwithstanding anything provided in the 2004 PIP or any other agreement with Grantee to the contrary, upon the Acceleration Date associated with a Change in Control, all of the Performance Units shall vest and become payable at the mid performance level with respect to that number of shares of Common Stock that would be payable or, if greater, based on actual performance through the Change in Control Date.

6. Withholding Taxes

(a) As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, the Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b) Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, or (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or any combination of (1)-(3). Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full. For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7. Miscellaneous

(a) The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b) Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c) No interest shall accrue at any time on this Award or the Performance Units.

(d) This Award shall be governed in accordance with the laws of the state of Illinois.

(e) This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(f) Neither this Award nor the Performance Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company. Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(g) The Committee, as from time to time constituted, shall have the right to determine any questions that arise in connection with this Agreement or the Performance Units. This Agreement and the Performance Units are subject to the provisions of the Plan and shall be interpreted in accordance therewith.

(h) If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R. R. DONNELLEY & SONS COMPANY

By:
Name:	Thomas Carroll
Title:	EVP, Chief Human Resources Officer

All of the terms of this Agreement are accepted as of this    day of                    , 2012.

Grantee:

Attachment A

DEFINITIONS:

“Calculated Cash Flow” for a fiscal year shall be equal to Adjusted EBITDA for such year less capital expenditures (as reported in the Financial Statements) for such year plus the amount if positive and less if negative of the Change in Working Capital for such year from the immediately preceding year. Calculated Cash Flow shall be adjusted by the Committee, as it shall deem reasonably necessary and appropriate, to avoid any increase or diminution in the opportunity conveyed by the Performance Units that could result from (whether at the time of or subsequent to) any acquisition or disposition of any business or division (whether by merger, stock purchase or sale, sale or purchase of assets, or otherwise) made by the Company

“Adjusted EBITDA” for a year shall be equal to, each amount for such year, non-GAAP EBITDA excluding pension, postretirement benefits and stock-based compensation expense and LIFO inventory provisions expense or income, each as reported in the Financial Statements.

“Change in Working Capital” for a year shall be equal to the change in accounts receivable, inventories and accounts payable each as reported in the Consolidated Statement of Cash Flows in the Financial Statements for such year over such amounts as reported in the Consolidated Statement of Cash Flows in the Financial Statements for the prior year.

“Cumulative Calculated Cash Flow” shall equal the sum of the Calculated Cash Flow amounts for the years ended December 31, 2012, 2013 and 2014.

“Financial Statements” shall mean the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K filed for the applicable year.

CUMULATIVE CALCULATED CASH FLOW MATRIX:

The attainment of Cumulative Calculated Cash Flow shall be compared to the matrix below to determine the payout under the Performance Units, if any. Cumulative Calculated Cash Flow and the related payout shall be interpolated between $2.328 billion and 3.104 billion.

PSU payout based on target attainment

target in billions	Cumulative Calculated Cash Flow	Payout (in shares)
		Percentage	Quinlan	Paloian	Knotts
Min	$2.328	50%	76,000	21,500	19,000
	$2.484	60%	91,200	25,800	22,800
	$2.639	70%	106,400	30,100	26,600
	$2.794	80%	121,600	34,400	30,400
	$2.949	90%	136,800	38,700	34,200
Max (target)	$3.104	100%	152,000	43,000	38,000